Exhibit 99.1

Contact:	For Immediate Release:
Lindsey Horner	April 22, 2022
hornerl@1stsource.com
574-235-2506

1st Source Elects New Member to its Board of Directors
International business leader to bring extensive leadership skills

South Bend, Ind. (April 22, 2022) – 1st Source Corporation announces the election of Isaac P. Torres to its Board of Directors. Mr. Torres is President and Chief Executive Officer of InterCambio Express, Inc., an internet-based money transfer service with a U.S.A. headquarters in Elkhart, Ind. and a Mexican subsidiary located in Puebla, Mexico. Mr. Torres has expertise in internet-based industries and international payment systems as well as extensive skills in finance, accounting compliance and international business.
“We are pleased our shareholders voted to add Mr. Torres to our Board, and we look forward to his contributions to the leadership and vision for the future of 1st Source. His business background and decades of experience will blend well with our already strong Board,” states Christopher J. Murphy III, Chairman and Chief Executive Officer of 1st Source.
Mr. Torres qualifies as an Audit Committee financial expert under SEC guidelines. He serves on the boards of the Community Foundation of Elkhart County, Women’s Care Center and RISE-Moxie. He is a Committee Member of the South Bend & Elkhart Regional Partnership - Diversity & Inclusion Committee and the Indiana University Foundation Board. Mr. Torres holds a bachelor’s degree in Accounting from the National Autonomous University of Mexico and an MBA from Indiana University. He has also attained the Certified Anti-Money Laundering Specialist (CAMS) designation.
This election comes as three current board members - John F. Affleck-Graves, Chaired Professor of Finance, and former Executive Vice President and Chief Financial Officer of the University of Notre Dame, Daniel B. Fitzpatrick, founder, Chairman and Chief Executive Officer of Quality Dining, Inc., and Christopher J. Murphy IV, co-founder, owner and Chief Executive Officer of Catharsis Productions, LLC - were also re-elected to continue their service to the 1st Source Corporation Board of Directors.
All four above mentioned directors have been elected to terms that end April 2025 and will be subject to re-election at that time.

Isaac P. Torres	John F. Affleck-Graves

Daniel B. Fitzpatrick	Christopher J. Murphy IV

1st Source Corporation, parent company of 1st Source Bank, has assets of $8.0 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 79 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, nine Trust and Wealth Advisory Services locations and 10 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.
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